Exhibit 4.1

Certificate Number_____	Shares_______

The Resourcing Solutions Group, Inc.
Incorporated in the State of Nevada

      CUSIP 76123F 30 6

This certifies that_____________________________________ is the owner of_______________________ Fully Paid Non-assessable Shares of the Common Stock No Par Value of THE RESOURCING SOLUTIONS GROUP, INC. Transferable on the books of he Corporation by the holder hereof in person, or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar and witness the facsimile signature of its duly authorized officers.

Dated______

[Corporate Seal]

___________________	_______________________
Secretary	President

COUNTERSIGNED AND REGISTERED
PacWest Transfer, LLC
360 Main Street.
PO Box 393
Washington, VA 22747

By:___________________________________